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                                                                 EXHIBIT 99(g)

                          INTERNATIONAL VERIFACT INC.

                             1997 STOCK OPTION PLAN



          WHEREAS the shareholders of International Verifact Inc. (the "Corporation") approved a Stock Option Plan (the "1986 Plan") at a meeting of the shareholders held on September 11, 1986;

          AND WHEREAS the 1986 Plan was amended and restated (the "1994 Plan"), at a meeting of the shareholders held on December 28, 1994, in order to comply with the new requirements of The Toronto Stock Exchange;

          AND WHEREAS the board of directors of the Corporation desire to cancel the 1994 Plan and adopt a new stock option plan;

          NOW THEREFORE THIS 1997 STOCK OPTION PLAN provides as follows:

SECTION 1 - PURPOSE

1.1 The Plan has been established as a means of compensating Eligible Persons for their contributions to the performance of the Corporation. The Plan is intended to:

     (a) secure and retain employees, consultants and directors responsible for the success of the Corporation;

     (b) to encourage stock ownership and to provide Eligible Persons with proprietary interests in, and a greater concern for, the welfare of, and an incentive to continue service with the Corporation; and

     (c) to provide the Corporation with an inexpensive source of capital financing.

SECTION 2 - DEFINITIONS

2.1 In this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

"Board"              means the board of directors of the Corporation;

"Code" means the Internal Revenue Code of 1986, Title 26 of the United States Code, as from time to time amended, or any successor statute of similar purpose;

"Committee"          means a committee comprising either the Board or such
                     members of the Board as may be designated by the Board;
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"Corporation"        means International Verifact Inc., its subsidiaries,
                     whether direct or indirect, and any other entity designated by the Committee;

"Eligible Persons"   means an employee or Insider of the Corporation or any of
                     its subsidiaries, and any other person or company engaged to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation who, because of his or its roles and responsibilities, is designated by the Committee as a potential participant in the Plan;

"Exchange"           means The Toronto Stock Exchange;

"Insider"            means (i) an insider of the Corporation, as defined in the
                     Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and
                     (ii) an associate of any person who is an Insider by virtue of (i) above;

"ISO" means an incentive stock option intended to qualify as such under the provision of Section 422 of the Code;

"Market Value"       means the closing price of the Shares on the Exchange on
                     the trading day prior to the date of the grant of an Option; provided that if there is no closing price on such trading day, "Market Value" shall mean the mid-point between the bid and ask on the Exchange at the close of trading on the trading day prior to the date of grant;

"Option" means an option granted by the Corporation to a Participant to purchase authorized but unissued Shares pursuant to the terms of the Plan;

"Outstanding Issue"  means that number of Shares issued and outstanding immediately prior to the Share issuance in question, less that number of Shares issued pursuant to this Plan or any other share compensation arrangements over the preceding one-year period;

"Participant"        means an Eligible Person to whom Options are granted under the Plan;

"Plan" means this 1997 Stock Option Plan, either as originally adopted or as amended from time to time, as the case may be;

"Shares"             means common shares of the Corporation;

"Specified Price"    means the price established by the Committee at not less
                     than the Market Value of the Shares on the day of the grant of the Option, or not less than one-hundred-ten-percent (I
                     10%) of such Market Value in the case of an ISO granted to any person who owns, directly or

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                     indirectly (within the meaning of Section 422(b)(6) and
                     424(d) of the Code), at the time the ISO is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation; and

"Trusts"             has the meaning ascribed thereto in Section 5.1.2.

2.2 In this Plan, unless the context requires otherwise, references to the male gender include the female gender and words importing the singular include the plural and vice versa.

2.3 Any reference made in this Plan to Sections or Schedules is, unless otherwise indicated, a reference to Sections of and Schedules to this Plan.

SECTION 3 - ADMINISTRATION OF THE PLAN

     The Plan is under the direction of the Committee that, in addition to the specific powers conferred upon it hereunder, has full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable to meet the objectives of and to administer the Plan. Without limiting the generality of the foregoing, for greater certainty, the Committee shall have the power and authority to:

     (a)  adopt rules and regulations for implementing the Plan;

     (b) determine the eligibility of persons to participate in the Plan, when Options to eligible persons shall be granted, the number of Shares subject to each Option, the Specified Price of the Shares and the vesting period, if any, for each Option;

     (c)  interpret and construe the provisions of the Plan;

     (d)  delegate any or all of their power and authority under (a), (b) and
          (c) above to such persons or groups of persons on such terms and on such conditions as the Committee may in their discretion determine; and

     (e) take such other steps as they determine to be necessary or desirable to give effect to the Plan.

Any decision, approval or determination made by a person or group of persons delegated the ability to make such decision, approval or determination pursuant to Section 3.1(d) above shall be deemed to be a decision, approval or determination, as the case may be, of the Committee.

SECTION 4 - NUMBER OF SHARES TO BE ISSUED UNDER THE PLAN

4.1  The number of Shares that may be issued as a result of the grant of Options

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under the Plan shall not exceed 1,075,000 Shares, subject to adjustment as set forth in Section 7.1. All Shares subject to Options that have expired, terminated in accordance with Section 5.5 hereof or have been cancelled (unless such cancellation occurs in conjunction with the granting of an option to the same person on different terms) without having been exercised shall be available for any subsequent Options under the Plan.

4.2    Under the Plan:

       (a) no single Participant and his associates shall be granted Options which could result in the issuance of Shares exceeding 5% of the Outstanding Issue, within a one-year period, to such Participant and his associates in aggregate;

       (b) the number of Shares reserved for issuance to any single Participant pursuant to Options shall not exceed 5% of the number of Shares outstanding;

       (c) the number of Shares reserved for issuance pursuant to Options granted to all Insiders shall not exceed 10% of the Outstanding Issue; and

       (d) Shares exceeding 10% of the Outstanding Issue shall not be issued, within a One-year period, to Insiders.

4.3 For the purposes of this Section 4, Options held by Trusts established for the benefit of a participant shall be considered to be held by that Participant.

SECTION 5 - OPTIONS

5.1    Grant of Options

5.1.1 Subject to Section 4, the Committee shall, in its absolute discretion, designate from among the Eligible Persons those to whom Options shall be granted, the number of Shares to be covered by each Option, the Specified Price for each Option, the period during which the same may be exercised and the other terms and conditions attaching thereto. Any Participant, at the time of the grant of an Option, may hold more than one Option. The grant of each Option shall be evidenced by an agreement, substantially in the form of Schedule 1, between the Corporation and the Participant setting forth the number of Shares covered by such Option, the Specified Price, the option period and any other terms and conditions attaching thereto.

5.1.2 A Participant may, in his sole discretion, elect to have some or all of any Options (other than an ISO) granted to him granted to a trust or trusts ("Trusts") governed by a registered retirement savings plan established by and for the benefit of such Participant. Such election must be made prior to the execution of the agreement described in Section
       5.1.1 and shall be evidenced in such agreement.

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5.1.3  The Committee may designate any Option granted pursuant to Section 5.1.1 as an ISO at the time such Option is granted, provided, however, that only those Eligible Persons who are actually employed the Corporation and are or expect to be subject to United States income taxes may receive ISOs. The aggregate Market Value (determined at the time any ISO is granted) of the Shares with respect to which any Participant's ISOs together with incentive stock options granted under any other plan of the Corporation, are exercisable for the first time by such Participant during any calendar year shall not exceed US $ 100,000. In the event that a Participant holds such ISOs that become first exercisable (including as a result of acceleration of exercisability under the Plan) in any one year for Shares having a Market Value at the date of grant in excess of US $ 100,000, then the most recently granted of such ISOs, to the extent they are exercisable for Shares having an aggregate Market Value in excess of such limit, shall be deemed to be Options that are not ISOs. No ISO may be granted more than ten (10) years after the date of an event described in Section 13. 1 (a) or (c), whichever is earlier.

5.2    Payment of Specified Price

       The Specified Price for the Shares covered by an Option granted under this Plan shall be paid in full at the time of exercise of such Option.

5.3    Option Period

       Subject to the provisions of Section 5.5, each Option shall be exercisable during a period established by the Committee provided that such period shall expire no later than ten (10) years after the date of grant, or no later than five (5) years after the date of grant in the case of an ISO granted to any person who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), at the time the ISO is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation.

5.4    Exercise of Option

       An Option may be exercised at any time, or from time to time, during its term as to any number of whole Shares which are then available for purchase; provided that no partial exercise may be for less than 100 whole Shares. A Participant electing to exercise an Option on his own behalf or on behalf of a Trust established for his benefit shall give written notice of the election to the Corporation, together with the aggregate amount to be paid for the Shares to be acquired pursuant to the exercise of an Option, by cheque payable at par in Toronto.

       Upon actual receipt by the Corporation of written notice and a cheque for the aggregate Specified Price, the Participant (including a trustee, in the case of the exercise of Options by a Trust) exercising the Option shall be registered on the books of the Corporation as the holder of the appropriate number of Shares.

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     No person shall enjoy any part of the rights or privileges of a holder of
Shares subject to Options until that person becomes the holder of record of those Shares.

5.5  Termination of Employment

     Unless otherwise decided by the Committee, the following rules shall apply:

(a) in the event of the retirement or disability of a Participant or a director ceasing to be a director, the Options held by such Participant, or any Trust on the Participant's behalf, which have vested as at the effective date of retirement, disability or ceasing to be a director are exercisable by such Participant or the Trustee, as the case may be, twelve (12) months after the effective date of retirement, disability or ceasing to be a director and, to the extent not exercised within that period, shall terminate on the expiration of such twelve (12) month period provided, however, that in the event of a Participant's retirement, the twelve (12) month period referred to above shall instead be a three (3) month period with respect to any ISO held by such Participant and further provided that, for the purpose of ISOs only, "disability" shall have the meaning set forth in Section 22(e)(3) of the Code;

(b) in the event of the death of the Participant before retirement, disability or otherwise ceasing to be a director or full-time employee or to provide management or consulting services to the Corporation, the Options held by the Participant, or any Trust on the Participant's behalf, which have vested as at the date of the Participant's death are exercisable by such Participant's legal representative or the Trustee, as the case may be, twelve (12) months after the date of the Participant's death and, to the extent not exercised within that period, shall terminate on the expiration of such twelve (12) month period; and

(c) in the event that the Participant ceases to be a full-time employee of the Corporation or ceases to provide ongoing management or consulting services to the Corporation or any entity controlled by the Corporation for any reason other than retirement, disability or death, any Options held by the Participant, or any Trust on the Participant's behalf, which have then vested shall terminate on the date on which the Participant ceases to be an employee or to provide management or consulting services, unless they are exercised within thirty (30) days of such date, subject to such exceptions as the Committee may at any time agree to;

provided, however, that the provisions of this Section 5.5 shall not be construed as extending the exercise period of any Option past the original exercise period of the Option nor past the maximum ten (10) year term and that all unvested Options shall expire on the date on which any of the events specified in Subsections 5.5(a), (b) and (c) occur.

5.6  Options Non-Assignable

     Subject to Section 8, no Options or any Interest therein shall be transferable or assignable by the Participant or a Trust otherwise than by will or pursuant to the laws of succession and no Option may be exercised by anyone other than the Participant, his legal representative or a Trust established by and for the benefit of such Participant.

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SECTION 6 - PARTICIPANT NOT A SHAREHOLDER

6.1 Neither a Participant nor a Trust shall have any rights as a shareholder of the Corporation with respect to any Shares covered by any Option until such time as and to the extent only that such Option has been exercised.

SECTION 7 - EFFECTS OF ALTERATION OF CAPITAL STOCK

7.1 Subject to Section 4.2(a), if the number of outstanding Shares of the Corporation shall be increased or decreased as a result of a stock split, consolidation or reclassification or if other changes with respect to the Shares shall occur, other than as a result of the issuance of Shares for fair value, or if additional Shares are issued pursuant to a stock dividend, or in the event of a merger, amalgamation or reorganization, then the number of and/or price payable for Shares subject to any unexercised Options shall be adjusted in accordance with applicable law and in such manner as the Board shall deem proper to preserve the rights of the Participants under the Plan substantially proportionate to those existing prior to such change or event. In addition, upon the occurrence of any such change or event, the maximum number of Shares that may be issued as a result of the grant of Options under the Plan shall be adjusted by the Board so that it is substantially proportionate to that maximum number existing prior to such change or event. Any adjustment to any outstanding ISO pursuant to this Section 7.1, if made by reason of a transaction described in Section 424(a) of the Code, shall be made so as to conform to the requirements of that Section and the regulations thereunder.

SECTION 8 - TRANSFERABILITY

8.1 Options may be exercised by the Participant and, upon the Participant's death, the legal representative of his or her estate or any other person who acquires his or her rights in respect of an Option by bequest or inheritance. A person exercising an Option may subscribe for Shares only in his own name, on behalf of a Trust established for his benefit or in his capacity as a legal representative.

8.2 Options (other than ISOs) may be transferred between a Participant and Trusts established for the sole benefit of such Participant. Subject to
     Section 5.6 hereof, if the beneficiary of a Trust changes, the Options granted to the Trust will be immediately cancelled by the Corporation. Notwithstanding the foregoing, no Option shall be transferable under this
     Section 8.3 if at any time of a Participant's termination of employment or at the time of any proposed transfer at any time after such termination of employment the Participant is a resident of the United States.

SECTION 9 - AMENDMENT AND TERMINATION

9.1 The Board may at any time and from time to time by resolution amend or terminate the Plan, but no such amendment or termination shall, except with the written consent of the Participants concerned, affect the terms and conditions of Options previously granted under the Plan to the extent that they have not been exercised, unless the rights of

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      such Participants shall then have terminated or been wholly exercised. Any amendment to the Plan is subject to the approval of applicable regulatory authorities, including the Exchange and, to the extent necessary under
      Section 422 of the Code, the approval of the shareholders of the Corporation.

SECTION 10 - LAWS

10.1 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and those of Canada insofar as the latter may be applicable.

10.2 No Option may be exercised nor will the Corporation have any obligation to issue Shares pursuant thereto if such exercise or issue would be contrary to or violate any applicable law or any applicable regulation of a duly constituted authority.

SECTION 11- COMPLIANCE WITH STATUTES AND REGULATIONS

11.1 The granting of Options and the sale and delivery of Shares under this Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities and applicable stock exchanges. If the Committee determines that in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue or purchase of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Committee.

SECTION 12 - PARTICIPATION VOLUNTARY

12.1 The Participation of an Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Eligible Person any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Eligible Person.

12.2 The Plan does not provide any guarantee against any-loss of profit which may result from fluctuations in the market price of the Shares.

12.3 The Corporation does not assume responsibility for the income or other tax consequences for the Eligible Persons participating in the Plan and Eligible Persons are advised to consult with their own tax advisors.

SECTION 13 - COMING INTO EFFECT

13.1  The Plan shall come into effect on the later of:

      (a) approval by the Board;

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      (b) approval by the Exchange;

      (c) approval by the shareholders of the Corporation; and

      (d) January 14, 1997, at which time it will supersede and replace the 1994 Plan.


          DATED as of the 29th day of February, 1996.


                                    INTERNATIONAL VERIFACT INC.



                                    By: /s/
                                       ------------------------------

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                                   SCHEDULE 1

                               OPTIONS AGREEMENT
                               -----------------

     This agreement is entered into this (date), between International Verifact Inc. (the "Corporation") and (name of participant) (the "Participant") pursuant to the Corporation's Stock Option Plan (the "Plan") adopted by the Corporation on March 14, 1996.

     Pursuant to the Plan and in consideration of $1.00 paid and services provided to the Corporation by the Participant, the Corporation agrees to grant options ("Options") and issue common shares (the "Shares") of the Corporation to the Participant or the trust(s) described below governed by a registered retirement savings plan established by and for the benefit of the Participant in accordance with the terms of the Plan.

     The granting and exercise of the Options and the issue of Shares are subject to the terms and conditions of the Plan, all of which are incorporated into and form part of this agreement.

     For greater certainty, the Corporation hereby grants to the Participant an
option to acquire     shares at an exercise price of $   per Share which
                 -----                                ---
Options terminate on            ,       .  The Options shall vest on the date
                     -----------  ------
hereof.

     This agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and the Participant and the legal representatives of his or her estate and any other person who acquires the Participant's rights in respect of the Options by bequest or inheritance pursuant to the provisions of the Plan.

     By executing this agreement, the Participant confirms and acknowledges that he or she has not been induced to enter into this agreement or acquire any Option by expectation of employment or continued employment with the Corporation.

                            INTERNATIONAL VERIFACT INC.

                            BY:
                                ---------------------------
                                (officer of the Corporation)

-------------------------       ---------------------------
Witness                         (name of optionee)


DESCRIPTION OF TRUST *
----------------------

Trustee                Account No.                  No. of Options
       -------------              ---------------                 -------------
Trustee                Account No.                  No. of Options
       -------------              ---------------                 -------------
Trustee                Account No.                  No. of Options
       -------------              ---------------                 -------------

                    ______________________________________

* To be completed if Participant elects to have Options granted to a Trust

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